For More Information:
Matthew T. Murtha
Senior Vice President
Phone: 585.786.4378
Email: mtmurtha@fiiwarsaw.com

Financial Institutions Increases Quarterly Cash Dividend to $0.13

WARSAW, N.Y., November 28, 2007 — Financial Institutions, Inc. (Nasdaq: FISI) announced that its board of directors declared a fourth quarter cash dividend of $0.13 per common share. This is a $0.01 increase over the previous quarter dividend and $0.04 increase over the year-ago quarterly dividend. The Company also announced dividends of $0.75 per share on the Series A 3% Preferred Stock and $2.12 per share on the Series B-1 8.48% Preferred Stock. All dividends are payable on January 2, 2008 to shareholders of record on December 17, 2007.

Erland E. “Erkie” Kailbourne, Chairman of the Board, commented, “The Company’s improved financial performance and available capital have given us the opportunity to increase our common stock dividend and the increase is consistent with our efforts to restore the common stock dividend to more traditional levels.”

Peter G. Humphrey, President and CEO, stated, “We are pleased that we have made great progress in our efforts to reduce the risks in our Company over the past several years, which has led to our improved financial performance.”

About Financial Institutions, Inc.
With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 70 ATMs in Western and Central New York State, and employs 675 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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